EXHIBIT 5

August 15, 2006

ACCO Brands Corporation
300 Tower Parkway
Lincolnshire, Illinois 60069

Re:	Registration Statement on Form S-8

Gentlemen:

We are acting as counsel to ACCO Brands Corporation (the “Company”) in connection with the filing with the Securities and Exchange Commission of a Registration Statement on Form S-8 (the “Registration Statement”) relating to the registration of 378,000 shares of the Company’s common stock, par value $0.01 per share (the “Common Stock”), issuable under the Amended and Restated ACCO Brands Corporation 2005 Incentive Plan (the “Plan”).

In connection with our opinion, we have examined originals, or copies, certified or otherwise identified to our satisfaction, of the Registration Statement, the Restated Certificate of Incorporation, the By-Laws of the Company, as amended, the Plan, as well as such other corporate records, documents and other papers as we deemed necessary to examine for purposes of this opinion. We have assumed the authenticity, accuracy and completeness of all documents submitted to us as originals, the conformity to authentic original documents of all documents submitted to us as certified, conformed or photostatic and the genuineness of all signatures.

Based on the foregoing and the number of shares of Common Stock issued and outstanding as of the date hereof, it is our opinion that the 378,000 shares of Common Stock, when issued by the Company in accordance with the Plan, will be validly issued, fully paid and nonassessable.

The opinion expressed herein is based on the facts in existence and the laws in effect on the date hereof and is limited to the Federal securities laws and the General Corporation Law of the State of Delaware currently in effect.

We hereby consent to the use of this opinion in connection with the Registration Statement and to references to our firm therein.

               Very truly yours,

               /s/Vedder, Price, Kaufman & Kammholz, P.C.
               VEDDER, PRICE, KAUFMAN & KAMMHOLZ, P.C.